EXHIBIT 4


                         THE KROGER CO.
         EMPLOYEE STOCK PURCHASE PLAN AND STOCK PROGRAM
          AMENDED AND RESTATED AS OF SEPTEMBER 11, 1997

 1.  Purpose of the Plan.  The purpose of The Kroger Co.
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Employee Stock Purchase Plan and Stock Program (the "Plan") is
to permit employees of The Kroger Co. (the "Company") and its subsidiaries and affiliated entities to obtain or enhance a proprietary interest in the Company by permitting them to make installment or other purchases of shares of the Company's Common Stock and, under the stock program component of the Plan, to permit eligible employees to become shareholders of the Company on terms to be determined through agreement with employees, and thus to provide a means for employees to share in the future success of the Company. Under the stock program component of the Plan, the Company may offer Common Stock to employees as a form of compensation, in connection with a collective-bargaining agreement, or otherwise, as part of an agreement with employees on wages, work conditions, and other terms and conditions of employment.

2.   Administration.  The Plan will be administered by the
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Employee Stock Purchase Plan and Stock Program Committee (the
"Committee") consisting of not less than three members who will be appointed by, and will serve at the pleasure of, the Chief Executive Officer of the Company. Each member of the Committee must be a director or officer of the Company and will not be eligible to participate in the Plan. Subject to express provisions of the Plan and to such instructions and limitations as the Board of Directors of the Company may establish from time to time, the Committee will have the authority to prescribe, amend and rescind rules and regulations relating to the Plan. The Committee may interpret the Plan and may correct any defect or supply any omission or reconcile any inconsistency in the Plan to the extent necessary for the effective operation of the Plan. Any action taken by the Committee on the matters referred to in this paragraph will be conclusive. The Committee may appoint Star Bank, N. A., or any other financial institution, as Administrator of the Plan and may delegate to the Administrator responsibility for day-to-day operation of the Plan. The Committee will oversee the Administrator and may change the designation of the Administrator.

3.   Effective Date of the Plan.  The Plan will become
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effective on the date determined by the Committee, following approval by the Board of Directors of the Company.

4.   Shares Subject to the Plan.  There is hereby reserved for
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issuance under this Plan an aggregate of Twenty-Nine Million
(29,000,000) shares of Common Stock, which may be authorized and unissued shares of Common Stock, previously issued shares of Common Stock acquired by the Company and held as treasury shares, or shares acquired through open market or negotiated purchases, or any combination thereof. Of these shares, an aggregate of 1,000,000 shares may be issued under the stock program component of the Plan.

5.   Eligibility.  Any other employee of the Company, and any
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employee of any subsidiary or affiliated entity of the Company which from time to time may be designated by the Committee for inclusion under the Plan, may participate in the Plan.

6.   Participation and Payroll Deduction.  (a)  Except as may
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be otherwise provided for herein, each employee who is
eligible for and elects to participate in the Plan will be granted a Periodic Investment Right, for as many full shares of Common Stock as may be purchased for each participant's account as determined in the manner set forth in Article 8. After the Plan has become effective any eligible employee may elect to participate by completing such forms as are developed by the Committee in conjunction with the Administrator. Payroll deductions authorized by a participant will be made at such time and in such manner as the Committee or the Administrator may determine. Reports will be furnished to each participant, from time to time as determined by the Committee or the Administrator, showing the balance in the participant's account; (b) participants may, from time to time, also make contributions to their accounts in the form of Common Stock; and (c) participants may from time to time make cash contributions for the purchase of shares of Common Stock by the Administrator pursuant to such rules as the Committee may provide.

7.   No Interest on Accounts.  The payroll deductions of
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participants will not bear interest.

8.   Purchase Price.  The purchase price for a share of Common
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Stock will be equal to 100% of the fair market value of the
Common Stock as determined below. As soon as practicable after the close of each fiscal period, the funds accumulated through all payroll deductions will be transferred by the Company to the Administrator who will use such funds to purchase shares of Common Stock. The Administrator will credit each participant's account with the maximum number of shares and any fractional shares, which results from dividing the total dollar amount in the participant's account by the purchase price of the Common Stock. The purchase price will be the average of the prices of all the shares purchased with such amounts after the close of each fiscal period. In the case of shares purchased from the Company, the purchase price will be the average of the high and low prices of the Common Stock on the New York Stock Exchange - Composite Transactions or on any other national stock exchange on the business day preceding the date of purchase or, if no such sales of Common Stock are made on such date, on the next preceding date on which sales of Common Stock were made on the New York Stock Exchange or on any other national stock exchange. Shares issued under the stock program component of the Plan will be valued in the same manner as set forth above and will be included as compensation on the participant's W-2.

9.   Ownership.  The Participant may elect to hold the account
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only in the name of the Participant or, if so indicated, in the Participant's name jointly with one other person, with right of survivorship. Certificates for shares of Common Stock will not be issued directly to the Participant unless the Participant withdraws such shares from the Participant's account pursuant to the procedures to be established by the Committee in conjunction with the Administrator.

10.  Termination or Withdrawal.  Participants may terminate
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their accounts at any time pursuant to procedures to be
established by the Committee in conjunction with the Administrator. At that time or from time to time at the request of the Participant, a Participant will receive certificates for the shares of Common Stock in the Participant's account and cash for any fractional shares. Alternatively, the Participant may request the Administrator pursuant to procedures to be established by the Committee in conjunction with the Administrator to sell all or some of the shares in the Participant's account. In the latter case the Participant will receive the net proceeds of the sale.

11.  Rights as Shareholders.  None of the rights or privileges
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of a shareholder of the Company will exist with respect to
shares of Common Stock purchased under this Plan until the date as of which the Participant's account is credited by the Administrator with the shares purchased pursuant to the Plan.

12.  Government Regulations.  The Company's obligation to
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issue, sell, or deliver any shares of Common Stock under this
Plan is subject to all applicable laws and regulations and to the approval of any governmental or regulatory authority required in connection with the issuance, sale, or delivery of such shares. The Company will not be required to issue, sell, or deliver any shares of Common Stock under this Plan prior to
(a) the approval of such shares for listing on the New York Stock Exchange or any other national stock exchange, and (b) the completion of any registration or other qualification of such shares under any state or Federal law or any ruling or regulation of any governmental or regulatory authority which the Company in its sole discretion shall determine to be necessary or advisable.

13.  Designation of Subsidiaries for Inclusion in Offerings.
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At any time and from time to time, the Committee may designate for inclusion in the Plan any corporation or other business entity which is a subsidiary or an affiliated entity of the Company.

14.  Amendment of the Plan.  To the extent permitted by law,
     ---------------------
the Committee in conjunction with the Administrator may at any time and from time to time make such changes in the plan and additions to it as the Committee and the Administrator deems advisable; provided, however, that neither the Committee nor the Administrator may make any changes or additions which would adversely affect rights previously granted under the Plan or may, without approval of the Board of Directors of the Company, make any changes or additions which would (a) increase the aggregate number of shares of Common Stock subject to the Plan, (b) decrease the purchase price for a share of Common Stock, or (c) change any of the provisions of the Plan relating to eligibility for participation.

15.  Duration and Termination of the Plan.  The Plan shall
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terminate upon the earliest to occur of the following two
events:

     (a) The Purchase by or issuance to employees of all of the shares of Common Stock subject to the Plan; or

     (b) The termination of the Plan by the Board of Directors of the Company.

16.  Termination of Non-employee and Inactive Accounts.  The
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Committee may establish rules and procedures (a) to determine which accounts will be deemed inactive and to effect the termination of inactive accounts of any participant and (b) to effect the termination of accounts of persons who are no longer employees of the Company. Upon the termination of any participant's account pursuant to this Paragraph 16, the participant will receive a certificate or certificates for the shares of Common Stock in the participant's account, and cash for any fractional shares, unless the participant has requested the sale of his shares pursuant to procedures established by the Committee. In such latter case, the participant will receive the net proceeds of sale.

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